  Exhibit 99.1

News Release

News Announcement	For Immediate Release

CONTACT

Ronda J. Williams, Investor Relations

Oil-Dri Corporation of America

312/706-3232; ronda.williams@oildri.com

Oil-Dri Announces Third Quarter Results

CHICAGO – (June 6, 2012) – Oil-Dri Corporation of America (NYSE: ODC) today announced net sales of $59,780,000 for its third quarter ended April 30, 2012, an 8% increase compared with net sales of $55,538,000 in the same quarter one year ago. Net income for the third quarter was $1,892,000, or $0.26 per diluted share, approximately equal to net income of $1,860,000, or $0.26 per diluted share, for the same quarter one year ago.

Net sales for the nine-month period were $179,565,000, a 6% increase compared with net sales of $169,024,000 in the same period one year ago. Net income for the nine-month period was $6,206,000, or $0.86 per diluted share, approximately equal to net income of $6,156,000, or $0.86 per diluted share, in the same period one year ago.

Third Quarter Business Review

President and Chief Executive Officer Daniel S. Jaffee said, “Third quarter results reflect increased sales for our Business to Business products group, where we continue to see unit volume growth in markets where our products aid in the growing and processing of food and in promoting animal health and nutrition. We also saw sales and unit volume growth of our branded scoopable cat litters, which benefitted from Cat’s Pride Fresh & Light.

“During the quarter advertising and promotional expenses were $2,200,000 more than the previous year’s third quarter.  We will spend heavily in the fourth quarter to build brand awareness and expand distribution for Cat¹s Pride Fresh & Light.

“Focus on value added products combined with overall cost management contributed to increased gross margins in the quarter from 21.4% to 24.6% versus prior year.

Third Quarter Segment Review

Business to Business	Third Quarter
	Fiscal 2012	Fiscal 2011
Net Sales	$21,930,000	$18,406,000
Segment Income	$7,051,000	$4,819,000

Net sales for the Company’s Business to Business products group were up 19% from one year ago driven by an increase in units sold, a favorable product mix and a higher average net selling price. Net sales of products sold as carriers for corn rootworm insecticides, vegetable oil processing and animal health increased, while co-packaged cat litters were down. Segment income was up 46% in the quarter due to product mix and an increase in units sold.

Retail and Wholesale	Third Quarter
	Fiscal 2012	Fiscal 2011
Net Sales	$37,850,000	$37,132,000
Segment Income	$440,000	$2,311,000

Net sales for the Company’s Retail and Wholesale products group were up 2% from one year ago due to increased sales of branded cat litter primarily driven by Cat’s Pride Fresh & Light. Net sales for branded scoopable cat litter offset sales declines for industrial and automotive and international products. Coarse cat litter sales continued to decline. Segment income was down 81% due to spending for advertising and promotional activities to support Cat’s Pride Fresh & Light, and increased costs for packaging and transportation.

 Financial Review

On March 15, 2012, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.17 per share of outstanding Common Stock and $0.1275 per share of outstanding Class B Stock. The dividends were payable June 1, 2012 to stockholders of record at the close of business on May 18, 2012. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past eight years.

At the end of the third quarter, the annualized dividend yield on the Company’s Common Stock was 3.2%, based on the quarter’s stock closing price of $21.16 per share and the latest cash quarterly dividend of $0.17.

Cash, cash equivalents and short-term investments at April 30, 2012, totaled $34,692,000. Capital expenditures for the nine months totaled $5,452,000, which was $1,488,000 less than the nine-month’s depreciation and amortization of $6,940,000. Cash generated from operating activities was $15,636,000.

During the third quarter, the Company repurchased 115,810 shares of Common Stock at an average price of $21.43 per share. At the end of the third quarter, the Company’s repurchase authorization had 251,067 shares of Common Stock remaining.

Looking Forward

Jaffee continued, “Immediately following the end of the third quarter the Company had the opportunity to buy back an additional 161,838 shares of Common Stock at an average price per share of $20.84. We finalized these purchases between May 1-18, 2012. This reduced the total number shares authorized to repurchase to 89,229.

“On May 30, 2012, we announced the planned relocation of production of our industrial floor absorbent and cat litter products from our facility located in Mounds, Illinois to our plants located in Mississippi. The Mounds location will continue to be a source of our animal health and nutrition products. This decision was made due to the continued declines in the coarse cat litter market and after a comprehensive evaluation of our manufacturing operations and cost structure, including state regulatory requirements.

“These changes will impact up to 40 employees based in Mounds, some of whom will be considered for a limited number of positions that will be created at the Mississippi locations. Thus, the final number of terminated employees at Mounds will depend on employee relocations.

“We expect to incur a pre-tax charge of approximately $1,700,000 related to these actions. This charge includes approximately $1,200,000 for asset write-offs, as well as cash expenditures of approximately $450,000 associated with severance and other employee-related costs and $50,000 for production transfer expenses. These costs are expected to be incurred over two quarters, with a majority taking place in the fourth quarter of fiscal 2012 and a lesser amount occurring in the first quarter of fiscal 2013.

“We remain optimistic about sales and volume growth of our Cat’s Pride Fresh & Light cat litters. We have increased distribution and continue to receive positive customer feedback on the product’s performance.

“Through the third quarter we have expanded our gross margins through sales of higher value products and effective cost management. During the early summer months, we anticipate increased freight costs due to high demand for over-the-road transportation. We are implementing strategies to cover these costs that can negatively impact our gross margins, including the price increases to all classes of trade for both our coarse and scoopable cat litter products that we announced earlier today.”

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The Company will offer a live webcast of the third quarter earnings teleconference on Thursday, June 7, 2012 from 10:00 a.m. to 10:30 a.m., Chicago Time. To listen to the call via the web, please visit www.streetevents.com or www.oildri.com. An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Cat’s Pride is a registered trademark of Oil-Dri Corporation of America. Fresh & Light is a trademark of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Statements of Income

(in thousands, except for per share amounts)

(unaudited)

		Third Quarter Ended April 30,
		2012	% of Sales	2011	% of Sales
Net Sales		$59,780	100.0%	$55,538	100.0%
Cost of Sales		(45,075)	75.4%	(43,631)	78.6%
Gross Profit		14,705	24.6%	11,907	21.4%
Operating Expenses		(11,743)	19.6%	(9,129)	16.4%

Operating Income		2,962	5.0%	2,778	5.0%
Interest Expense		(529)	0.9%	(550)	1.0%
Other Income		201	(0.3%)	396	0.7%

Income Before Income Taxes		2,634	4.4%	2,624	4.7%
Income Taxes		(742)	1.2%	(764)	1.4%
Net Income		$1,892	3.2%	$1,860	3.3%

Net Income Per Share:
	Basic Common	$0.28		$0.28
	Basic Class B Common	$0.21		$0.22
	Diluted	$0.26		$0.26

Average Shares Outstanding:
	Basic Common	5,115		5,069
	Basic Class B Common	1,938		1,914
	Diluted	7,117		7,076

		Nine Months Ended April 30,
		2012	% of Sales	2011	% of Sales
Net Sales		$179,565	100.0%	$169,024	100.0%
Cost of Sales		(136,103)	75.8%	(131,417)	77.8%
Gross Profit		43,462	24.2%	37,607	22.2%
Operating Expenses		(33,875)	18.9%	(27,953)	16.5%

Operating Income		9,587	5.3%	9,654	5.7%
Interest Expense		(1,557)	0.9%	(1,495)	0.9%
Other Income		356	0.2%	499	0.3%

Income Before Income Taxes		8,386	4.7%	8,658	5.1%
Income Taxes		(2,180)	1.2%	(2,502)	1.5%
Net Income		$6,206	3.5%	$6,156	3.6%

Net Income Per Share:
	Basic Common	$0.93		$0.93
	Basic Class B Common	$0.70		$0.72
	Diluted	$0.86		$0.86

Average Shares Outstanding:
	Basic Common	5,118		5,079
	Basic Class B Common	1,932		1,906
	Diluted	7,116		7,105

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Balance Sheets

(in thousands, except for per share amounts)

(unaudited)

			As of April 30,
			2012	2011

Current Assets
Cash and Cash Equivalents			$25,649	$15,452
Investment in Short-term Securities			9,043	20,753
Accounts Receivable, net			30,495	26,269
Inventories			19,389	18,331
Prepaid Expenses			7,588	8,711
	Total Current Assets		92,164	89,516
Property, Plant and Equipment			66,378	66,535
Other Assets			13,396	15,308
Total Assets			$171,938	$171,359

Current Liabilities
Current Maturities of Notes Payable			$3,800	$3,600
Accounts Payable			6,576	7,612
Dividends Payable			1,134	1,059
Accrued Expenses			15,703	15,137
	Total Current Liabilities		27,213	27,408
Long-Term Liabilities
Notes Payable			25,900	29,700
Other Noncurrent Liabilities			22,406	20,857
	Total Long-Term Liabilities		48,306	50,557
Stockholders' Equity			96,419	93,394
Total Liabilities and Stockholders' Equity			$171,938	$171,359

Book Value Per Share Outstanding			$13.68	$13.37

Acquisitions of
Property, Plant and Equipment		Third Quarter	$1,940	$5,437
		Year to Date	$5,452	$10,210
Depreciation and Amortization Charges		Third Quarter	$2,306	$2,130
		Year to Date	$6,940	$6,312

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Nine Months Ended
	April 30,
CASH FLOWS FROM OPERATING ACTIVITIES	2012	2011

Net Income	$6,206	$6,156

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	6,940	6,312
(Increase) Decrease in Accounts Receivable	(1,309)	867
(Increase) in Inventories	(159)	(2,308)
Increase in Accounts Payable	324	1,492
Increase (Decrease) in Accrued Expenses	321	(1,629)
Other	3,313	230
Total Adjustments	9,430	4,964
Net Cash Provided by Operating Activities	15,636	11,120

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(5,452)	(10,210)
Net Dispositions of Investment Securities	6,777	(14,914)
Other	34	142
Net Cash Provided by (Used in) Investing Activities	1,359	(24,982)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Long-Term Debt	—	18,500
Principal Payments on Long-Term Debt	(3,600)	(3,500)
Dividends Paid	(3,395)	(3,158)
Purchase of Treasury Stock	(2,481)	(2,474)
Other	248	1,301
Net Cash (Used in) Provided by Financing Activities	(9,228)	10,669

Effect of exchange rate changes on cash and cash equivalents	(3)	(117)

Net Increase (Decrease) in Cash and Cash Equivalents	7,764	(3,310)
Cash and Cash Equivalents, Beginning of Year	17,885	18,762
Cash and Cash Equivalents, April 30	$25,649	$15,452